EXHIBIT 99

  For additional information, please contact:
                                            Mr. C. R. Ofner
                                            (713) 496-5000


       October  19, 1994, Houston,  Texas ........ Reading &
  Bates Corporation (RB-NYSE) reported a net loss of $4 million ($.09 per share after preferred stock dividends of $1.2 million) for the quarter ended September 30, 1994 compared to net income of $5.1 million ($.08 per share after preferred stock dividends of $.8 million) for the quarter ended September 30, 1993. Operating income for the third quarter of 1994 was $.5 million on revenues of $42.8 million, compared to an operating income of $9 million on revenues of $51.4 million for the third quarter of 1993. The decrease in operating income is primarily attributable to lower fleet utilization. Utilization for the third quarter of 1994 was 74% compared to 94% in the third quarter of 1993.

       For  the nine  months  ended September  30, 1994  the
  Company reported a net loss of $11.5 million ($.27 per share after preferred stock dividends of $3.6 million) compared with net income of $5.2 million ($.08 per share after preferred stock dividends of $.8 million) for the nine months ended September 30, 1993. The operating loss for the first nine months of 1994 was $.3 million on revenues of $124.6 million, compared to operating income of $15.9 million on revenues of $135.7 million for the first nine months of 1993. The decrease in operating income is primarily attributable to lower fleet
  utilization.    Utilization  for  the  nine  months  ended
  September 30, 1994 was 73% compared to 84% for the comparable period in 1993.

       The Company's Chairman and Chief Executive Officer, Paul B. Loyd, Jr. stated, "Earnings continue to be disappointing due to utilization weakness in some of our international markets. However, based on current contract activity with a number of clients, we expect 1995 results to reflect substantial improvement over 1994."

       Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co. provides technical, construction and project management services to the upstream offshore oil and gas industry worldwide.

               (financial highlights to follow)

                             # # #



                        READING & BATES CORPORATION
                              AND SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF OPERATIONS
                  (in thousands except per share amounts)
                               (unaudited)

                                     THREE MONTHS ENDED    NINE MONTHS ENDED
                                        SEPTEMBER 30,         SEPTEMBER 30,

                                        1994      1993       1994       1993
OPERATING REVENUES                    $ 42,773  $ 51,429  $ 124,623  $ 135,675
                                      --------  --------  ---------  ---------
COSTS AND EXPENSES:
  Operating expenses                    30,703    30,452     90,301     85,460
  Depreciation and amortization          7,302     8,152     21,343     22,071
  General and administrative             4,271     3,817     13,241     12,251
                                      --------  --------  ---------  ---------
                                        42,276    42,421    124,885    119,782
                                      --------  --------  ---------  ---------
OPERATING INCOME (LOSS)                    497     9,008       (262)    15,893
                                      --------  --------  ---------  ---------
OTHER INCOME (EXPENSE):
  Interest expense                      (3,443)   (3,467)    (9,760)   (10,643)
  Interest income                          792       598      2,595      1,269
  Equity in earnings (losses)
    of unconsolidated investees            475       (75)       275       (197)
  Other, net                            (1,830)      (88)    (2,389)      (261)
                                      --------  --------  ---------  ---------
                                        (4,006)   (3,032)    (9,279)    (9,832)
                                      --------  --------  ---------  ---------
INCOME (LOSS) BEFORE INCOME TAX
  EXPENSE AND MINORITY INTEREST         (3,509)    5,976     (9,541)     6,061

INCOME TAX EXPENSE                         709       721      2,791      2,959
MINORITY INTEREST INCOME (EXPENSE)         213      (137)       798      2,067
                                      --------  --------  ---------  ---------
NET INCOME (LOSS)                       (4,005)    5,118    (11,534)     5,169
DIVIDENDS ON PREFERRED STOCK             1,214       837      3,644        837
                                      --------  --------  ---------  ---------
NET INCOME (LOSS) APPLICABLE
  TO COMMON STOCKHOLDERS              $ (5,219) $  4,281  $ (15,178) $   4,332
                                      ========  ========  =========  =========
NET INCOME (LOSS) PER COMMON SHARE    $   (.09) $    .08  $    (.27) $     .08
                                      ========  ========  =========  =========
WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES OUTSTANDING          56,864    55,497     55,952     55,500
                                      ========  ========  =========  =========






                      READING & BATES CORPORATION
                          AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEET
                           (in thousands)
                             (unaudited)

                                              9/30/94      12/31/93
ASSETS:
  Cash and cash equivalents                  $  39,591   $    80,385
  Other current assets                          52,869        53,967
  Net property and equipment                   494,283       474,662
  Investments and advances                         706           212
  Other assets                                   3,717         3,248
                                             ---------    ----------
TOTAL ASSETS                                 $ 591,166    $  612,474
                                             =========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Current liabilities                        $  63,673    $   56,622
  Long-term obligations                         81,563        96,562
  Other noncurrent liabilities                  71,963        71,240
  Minority interest                             44,766        68,507
  Stockholders' equity                         329,201       319,543
                                             ---------    ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $ 591,166    $  612,474
                                             =========    ==========